UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report: November 1, 2007

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 001-08123

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On November 1, 2007, we issued a press release announcing our financial results for our first quarter ended September 30, 2007.   The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.

In a conference call discussing the press release, management disclosed certain information which may be considered important to certain shareholders.

Backlog as of September 30, 2007 was $46.8 million, compared to $24.1 million last year, primarily due to the inclusion of the $20 million New York City contract awarded to the Intersection Control segment last year.  Intersection Control backlog increased to $29.5 million. Excluding the $20 million New York contract, backlog for the Intersection control segment increased a strong 36% from the same period last year.  The backlog for the Protect and Direct segment increased 4% to $8.2 million.  For the Inform segment, backlog was consistent with last year at $9.1 million.

Our gross margin for the current first quarter was 31.3% compared to 23.5% for the first quarter last year, due to restructuring costs related to inventory write-offs in the first quarter last year.  If we exclude these inventory write-offs from last year’s gross margin, gross margin declined from 34.1% to 31.3%.  The gross margin for our Inform segment declined due to volume inefficiencies as a result of the lower level of their sales.  In our Protect and Direct segment, the gross margin decreased due to product sales mix with higher sales of truck-mounted attenuators and Triton® water-filled barriers, which have lower gross margins than our permanent crash cushion product line. The gross margin for our Intersection Control segment offset these gross margin declines somewhat with higher gross margins related to operational efficiencies post-restructuring.

For the first quarter of this year, operating profit for the Protect and Direct segment was $3.2 million and $345,000 for the Inform segment.  The Intersection Control segment recorded a loss of $166,000 for the first quarter of this year.

The net loss per share reported for the first quarter of last year included a gain on the sale of assets, restructuring costs and related inventory write-offs within the Intersection Control segment.  The tables to the press release include a reconciliation of these items from the GAAP operating loss to a non-GAAP operating profit.   Excluding these items from the GAAP income before income taxes and applying our effective income tax rate of 38%, the net loss per share for the first quarter of fiscal 2007 was $0.06 per diluted share compared to net earnings of $0.05 per diluted share for the first quarter of fiscal 2008.

A conference call discussing the press release was recorded and is available for replay through Thursday, November 8, 2007.  To access the replay, please call (888) 286-8010 and enter passcode 44550943; the recorded web cast will also be available at “www.quixotecorp.com”.

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange

Act of 1934.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts.  Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this report.  Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business.  These risks and uncertainties are discussed in our annual report on Form 10-K for the year ended June 30, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01               Financial Statements and Exhibits.

The following Exhibits are included herein:

(d)           Exhibits

                99            Press Release issued by Quixote Corporation, dated November 1, 2007

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION
DATE: November 1, 2007	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial
Officer and Treasurer
(Chief Financial & Accounting
Officer)